UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 26, 2006
Targeted Genetics Corporation

(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (206) 623-7612
Not Applicable

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On April 26, 2006, Targeted Genetics Corporation amended its lease agreement with its landlord, Walton Street Capital, for a portion of its office space at Metropolitan Park at 1100 Olive Way in Seattle, Washington. Under the terms of the agreement, Targeted will terminate its lease on the 12th floor of Metropolitan Park, and paid a termination fee of $102,000.00. Targeted will consolidate its operations to its office space on the first floor of Metropolitan Park. In addition, the lease agreement provides that Targeted will pay base rent equal to the fair market value of the rentable space as determined by agreement between the tenant and landlord. The lease agreement for the first floor of Metropolitan Park was extended by a term of five years until 2014 as a result of the restructuring.
Item 8.01. Other Events.
          On April 26, 2006, Targeted Genetics Corporation, Zambia Emory HIV Research Project, and the International AIDS Vaccine Initiative announced the initiation of a clinical trial in Zambia. A copy of Targeted Genetics’ press release announcing the commencement of the trial is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     Exhibits.
99.1	Press Release of Targeted Genetics Corporation dated April 26, 2006
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation
By:	/s/ David J. Poston
David J. Poston
Chief Financial Officer

Dated: April 26, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Press Release of Targeted Genetics Corporation dated April 26, 2006